EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements of Superconductor Technologies, Inc. on Form S-8 (File Nos. 333-50137, 333-90293, 333-56606, 333-89184, 333-102147, 333-105193, 333-106594 and 333-126121) and on Form S-3 (File Nos. 333-65035, 333-48540, 333-71958, 333-84914, 333-99033, 333-102186, 333-106589, 333-111818, 333-117107 and 333-148115) of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated March 21, 2011 with respect to our audit of the consolidated financial statements and consolidated financial statement schedule of Superconductor Technologies, Inc. as of December 31, 2010 and for the year ended December 31, 2010, which report is included in this Annual Report on Form 10-K of Superconductor Technologies, Inc. for the year ended December 31, 2010.
/s/ Marcum LLP
Los Angeles, California
March 21, 2011